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                                                                    Exhibit 23.1

                              Accountants' Consent



The Shareholders
Lexington Corporate Properties Trust:


We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-105977, 333-103140, 333-102307, 333-90932, 333-71998, 333-47064,
333-49351, 333-57853, 333-70217, 333-76709, 333-85631, and 333-92609) and on
Form S-8 (No. 333-102232 and 333-85625) of Lexington Corporate Properties Trust of our report dated January 28, 2003 except as to note 19 which is as of March 15, 2003 and except as to notes 2 and 5 which are as of September 26, 2003, included in the Current Report on 8-K dated September 30, 2003 relating to the consolidated balance sheets of Lexington Corporate Properties Trust and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Lexington Corporate Properties Trust. Our report refers to the adoption of Statement of Financial Accounting Standards No. 145 relating to all gains and losses on extinguishment of debt and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".


                                              /s/  KMPG LLP



New York, New York
September 30, 2003